Exhibit 99.1

Maxwell Technologies, Inc.
Notice of Non-Plan Stock Option Grant

You have been granted the following option to purchase shares of common stock of Maxwell Technologies, Inc. (the “Company”) on the following terms:
Name of Optionee:    «Name»
Option Number:    «OptionNum»
Total Number of Shares:    «TotalShares»
Type of Option:    Nonstatutory Stock Option
Exercise Price per Share:    US$«PricePerShare»
Date of Grant:    «DateGrant»
Vesting Commencement Date:    «VestDay»

Vesting Schedule:
This option vests and becomes exercisable with respect to an additional 25% of the shares subject to this option when you complete each additional 12 months of continuous service as an Employee after the Vesting Commencement Date. Vesting may accelerate upon certain events as provided in the Stock Option Agreement or a written agreement between you and the Company.

Expiration Date:
«ExpDate». This option expires earlier if your service as an Employee terminates earlier, as described in the Non-Plan Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in the Non-Plan Stock Option Agreement.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Maxwell Technologies, Inc. Non-Plan Stock Option Agreement (the “Agreement”), which is attached and made a part of this document. Capitalized terms not explicitly defined herein but defined in the Agreement will have the same definitions as in the Agreement, including the Definitions section thereof.

By signing below or accepting the Agreement by an electronic means as set forth in the Notice section thereof, you agree to all of the terms and conditions described above and the Agreement.

________________________________________________
Name of Optionee

Maxwell Technologies, Inc.
Non-Plan Stock Option Agreement

Grant of Option
Subject to all of the terms and conditions set forth in the Notice of Non-Plan Stock Option Grant (the “Grant Notice”) and this Agreement, the Company has granted you an option to purchase up to the total number of Common Shares specified in the Grant Notice at the Exercise Price indicated in the Grant Notice.

Purpose of Award
This option is intended to be exempt from the stockholder approval requirements pursuant to the “inducement grant exception” provided by Rule 5635(c)(4) of the Nasdaq Listing Rules. The purpose of the grant of this option is to provide an inducement material to your entering into employment with the Company. In order to be eligible to receive this option, you must be a new Employee who either (a) has not previously served as an Employee or Outside Director, or (b) has entered into a new employment relationship with the Company following a bona fide period of non-employment. This option was approved by a majority of the Company’s Independent Directors.

Administration
This Agreement may be administered by the Board or one or more Committees. Each Committee shall have the authority and be responsible for such functions as have been assigned to it. The Administrator has the authority to (a) interpret this Agreement, (b) make, amend and rescind rules relating to this Agreement, (c) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resale by you of any Common Shares issued pursuant to this Agreement, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resale, and (d) make all other decisions relating to the operation of this Agreement. The Administrator’s decisions, determinations and interpretations shall be final and binding. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated hereunder will be approved by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act.

Tax Treatment	This option is intended to be a nonstatutory stock option (“NSO”), as provided in the Grant Notice.
Vesting
This option vests and becomes exercisable in accordance with the Vesting Schedule set forth in the Grant Notice.
For purposes of this option, your service as an Employee will be considered terminated as of the date you are no longer actively providing services to the Company or any Parent, Subsidiary, or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing services or the terms of your service agreement, if any), and will not be extended by any notice period of any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing services or the terms of your service agreement, if any. Unless otherwise determined by the Company, (a) your right to vest in this option, if any, will terminate as of such date, and (b) the period, if any, during which you may exercise any vested portion of this option after termination of your service as an Employee will commence on such date. The Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of this option (including whether you may still be considered to be providing services while on a leave of absence).

Vesting Acceleration
Except as otherwise provided herein, no additional option shares shall vest after your service as an Employee terminates.
If your service as an Employee terminates as a result of your death or Disability, then this option will become fully vested and exercisable on the last day of your employment.
If you are serving as an Employee immediately prior to the closing of a Change in Control, this option will become fully vested and exercisable immediately following your Involuntary Termination within two years following such a Change in Control.
If, in a Change in Control (other than a transaction described in clause (d) of such definition), this option is not continued, assumed, substituted, or converted into the right to receive a payment equal to the excess, if any, of (a) the value, as determined by the Administrator in its absolute discretion, of the property or cash received by the holder of a Common Share as a result of the transaction, over (b) the Exercise Price, with such payment subject to vesting based on your continuing service as an Employee after such transaction, then this option will become fully vested and exercisable immediately prior to such transaction.

Term of Option
This option expires in all events at the close of business at Company headquarters on the tenth (10th) anniversary of the Date of Grant, as shown in the Grant Notice. (This option will expire earlier if your service as an Employee terminates earlier, as described below, and this option may be terminated earlier in connection with a significant corporate transaction as described in the Corporate Transaction section below.)

Termination of Option
If your service as an Employee terminates for any reason except death, Disability, or for Cause, then this option, to the extent vested as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.
If you die before your service as an Employee terminates or if your service as an Employee terminates because of your Disability, then this option will expire at the close of business at Company headquarters on the date 36 months after the date of your death or Disability.
If your service as an Employee terminates for Cause, then this option, to the extent vested on your termination date, will expire at the close of business at Company headquarters on the date one month after your termination date.
If your service as an Employee terminates for any reason, this option will expire immediately to the extent this option is unvested as of your termination date and does not vest as a result of your termination of service as an Employee.

Leaves of Absence and Part-Time Work
For purposes of this option, your service as an Employee does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service as an Employee is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your service as an Employee terminates when the approved leave ends, unless you immediately return to active work.
If you go on a leave of absence, then the Vesting Schedule specified in the Grant Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the Vesting Schedule so that the rate of vesting is commensurate with your reduced work schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.
Notice of Exercise
When you wish to exercise this option, you must notify the Company or its designated agent, E*TRADE. Your notice must specify how many shares you wish to purchase. The notice will be effective when received.
However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.
If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
You may only exercise this option for whole shares.

Form of Payment
In order to exercise this option, you must make arrangements for the payment of the Exercise Price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:
By delivering to the Company your personal check, a cashier’s check or a money order, or arranging for a wire transfer.
By surrendering or attesting to the ownership of shares of Company stock that you own on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. The value of the shares, determined as of the effective date of the option exercise, will be applied to the Exercise Price.
By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the Exercise Price and any Tax-Related Items (as defined below). (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Responsibility for Taxes
You acknowledge that, regardless of any action taken by the Company or, if different, the Parent, Subsidiary, or Affiliate to whom you provide services as an Employee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to your participation in this Agreement and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this option, including, but not limited to, the grant, vesting or exercise of this option, the subsequent sale of the Common Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Non-U.S. Tax-Related Items
If you are subject to taxes outside the United States, prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
Withholding from proceeds of the sale of Common Shares acquired upon exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or
Withholding shares to be issued upon exercise; or
Withholding from your wages or other cash compensation paid to you by the Company and/or the Employer.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, you are deemed to have been issued the full number of shares subject to the exercised portion of this option, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in this Agreement that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Common Shares or the proceeds from the sale of such Common Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will provided, however, that a representative of your estate or legal heirs acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement as if the estate or legal heirs were you.

Retention Rights
Your option and this Agreement do not give you the right to be retained by the Employer, the Company, a Parent, Subsidiary, or Affiliate in any capacity. The Employer, Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your service as an Employee at any time, with or without cause, subject to applicable laws and any written employment agreements.

Stockholder Rights
You, or your legal heirs or representatives of your estate, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company, paying the Exercise Price, and satisfying any obligation for Tax-Related Items. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in this Agreement.

Capitalization Adjustments
In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding proportionate adjustments shall automatically be made to the number and kind of shares covered by this option and the Exercise Price applicable to this option.
In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate to the foregoing. Any adjustment in the number of and kind of shares subject to this Agreement shall be rounded down to the nearest whole share, although the Administrator in its sole discretion may pay cash in lieu of issuing a fractional share. Except as provided herein, you will have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

Dissolution or Liquidation	To the extent not previously settled, this option shall terminate immediately prior to the dissolution or liquidation of the Company.
Corporate Transactions
In the event that the Company is a party to a merger, consolidation, or a Change in Control (other than a transaction described in clause (d) of such definition), this option, to the extent outstanding on the effective date of the transaction, shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Administrator, with such determination having final and binding effect on all parties), which agreement or determination need not treat all portions of this option in an identical manner. Unless otherwise provided herein, the treatment specified in the transaction agreement or by the Administrator shall include (without limitation) one or more of the following with respect to this option:
(a)The continuation of this option by the Company (if the Company is the surviving entity);
(b)The assumption of this option by the surviving entity or its parent, provided that the assumption of this option shall comply with applicable tax requirements;
(c)The substitution by the surviving entity or its parent of an equivalent award for this option (including, but not limited to, an award to acquire the same consideration paid to the holders of Common Shares in the transaction), provided that the substitution of this option shall comply with applicable tax requirements;
(d)The cancellation of this option without payment of any consideration. You will be able to exercise this option (to the extent it is or becomes vested as of the effective date of the transaction) during a period of not less than five full business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of the transaction and (ii) such shorter period still offers you a reasonable opportunity to exercise this option. Any exercise of this option during such period may be contingent on the closing of the transaction;
(e)Full exercisability of this option and full vesting of the Common Shares subject to this option, followed by cancellation of this option. The full exercisability of this option and full vesting of such Common Shares may be contingent on the closing of the transaction. You will be able to exercise this option during a period of not less than five full business days preceding the closing date of such transaction, unless (i) a shorter period is required to permit a timely closing of such transaction and (ii) such shorter period still offers you a reasonable opportunity to exercise this option. Any exercise of this option during such period may be contingent on the closing of such transaction; or
(f)The cancellation of this option and a payment to you with respect to each Common Share subject to the portion of this option that is vested as of the transaction date equal to the excess of (A) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction, over (B) the Exercise Price of this option (such excess, the “Spread”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Spread. In addition, such payment may be subject to vesting based on your continuing service as an Employee, provided that the vesting schedule shall not be less favorable to you than the schedule under which this option would have vested. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Shares, but only to the extent the application of such provisions does not adversely affect the status of this option as exempt from Section 409A of the Code. If the Spread applicable to this option is zero or a negative number, then this option may be cancelled without making a payment to you.
For avoidance of doubt, the Administrator shall have the discretion, exercisable at any time while this option remains outstanding, to provide for the acceleration of vesting upon the occurrence of a Change in Control, whether or not this option is assumed or replaced in the transaction, or in connection with a termination of your service as an Employee following such transaction.
Any action taken hereunder shall either preserve this option’s status as exempt from Section 409A of the Code or comply with Section 409A of the Code.

Nature of Grant
In accepting this option, you acknowledge, understand and agree that:
This Agreement is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by this Agreement;
The grant of this option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
All decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;
You are voluntarily participating in this Agreement;
This option and the Common Shares subject to this option are not intended to replace any pension rights or compensation;
This option and the Common Shares subject to this option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
The future value of the Common Shares underlying this option is unknown, indeterminable and cannot be predicted with certainty;
If the Common Shares underlying this option do not increase in value, this option will have no value;
If you exercise this option and acquire Common Shares, the value of the Common Shares may increase or decrease in value, including below the Exercise Price;
No claim or entitlement to compensation or damages shall arise from forfeiture of this option resulting from the termination of your service as an Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing services or the terms of your service agreement, if any), and in consideration of the grant of this option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any Parent, Subsidiary, or Affiliate, including the Employer, waive your ability, if any, to bring any such claim, and release the Company, any Parent, Subsidiary, or Affiliate including the Employer, from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in this Agreement, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
Unless otherwise provided in this Agreement or by the Company in its discretion, this option and the benefits evidenced by this Agreement do not create any entitlement to have this option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
Neither the Employer, the Company nor any Parent, Subsidiary, or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this option or of any amounts due to you pursuant to exercise of this option or the subsequent sale of any Common Shares acquired upon exercise.

Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other option grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary, or Affiliate for the exclusive purpose of implementing, administering and managing your participation in this Agreement.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing this Agreement.
You understand that Data will be transferred to a stock plan service provider as may be selected by the Company (the “Online Service Provider”), which is assisting the Company with the implementation, administration and management of this Agreement. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, the Online Service Provider, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing this Agreement to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in this Agreement. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in this Agreement. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service as an Employee and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in this Agreement. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Restrictions on Resale
You agree not to sell any Common Shares issued upon exercise of this option at a time when applicable laws, Company policies (including, without limitation, the Company’s Insider Trading Policy including any Addenda thereto) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your service as an Employee continues and for such period of time after the termination of your service as an Employee as the Company may specify.

Regulatory Requirements
Notwithstanding any other provision of this Agreement, the obligation of the Company to issue Common Shares hereunder shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to this Agreement prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed necessary by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained.

Other Conditions and Restrictions
Any Common Shares issued hereunder shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.

Notice
Any notices provided for under this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in this Agreement (including, without limitation, prospectuses required by the SEC) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) by electronic means or to request your consent to participate in this Agreement by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in this Agreement through an online or electronic system established and maintained by the Company or another third party designated by the Company. If the Company posts these documents on such an online or electronic system, it will notify you by email.

Governing Law	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).
Language
If you have received this Agreement or any other document related to this Agreement translated into a language other than English and if the meaning of the translated version, including defined words therein, is different than the English version, the English version will control.

Amendment	This Agreement may be amended only by written consent of the Company and you, unless the amendment is not to the detriment of your rights under this Agreement.
Other Agreements
This Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. However, if you and the Company have entered into a written agreement relating to the vesting of the RSUs, then such written agreement will govern the vesting of the RSUs.

Severability
If one or more of the provisions of this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision will be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void will first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in this Agreement, on this option and on any shares acquired under this Agreement, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement.
No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in this Agreement, or your acquisition or sale of Common Shares underlying this option. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in this Agreement before taking any action related to this Agreement.

Insider Trading Restrictions/ Market Abuse Laws
You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares or rights to shares (e.g., this option) under this Agreement during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Definitions	“Administrator” means the Board or any Committee administering this Agreement.
“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.
“Board” means the Company’s Board of Directors, as constituted from time to time.

“Cause” means any of the following:
Your unauthorized use or disclosure of the Company’s confidential information or trade secrets;
Your breach of any agreement between you and the Company;
Your material failure to comply with the Company’s written policies or rules; your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of your local jurisdiction;
Your gross negligence or willful misconduct;
Your continuing failure to perform assigned duties after receiving written notification of the failure from the Company; or
Your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means:
(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities;
(b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(d) individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to this Agreement and this Agreement provides for a deferral of compensation and is subject to Section 409A of the Code, then notwithstanding anything to the contrary in this Agreement, such transaction must also constitute a “change in control event” as defined in Treas. Reg. §1.409A-3(i)(5) to the extent required by Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means a committee of one or more members of the Board or of other individuals satisfying applicable laws, appointed by the Board to administer this Agreement.
“Common Share” means one share of the common stock of the Company.
“Company” means Maxwell Technologies, Inc., a Delaware corporation.

“Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances, including a requirement that you submit medical evidence or undergo a medical examination by a doctor selected by the Company as deemed necessary to make a determination hereunder.

“Employee” means a common law employee of the Company, a Parent, a Subsidiary or an Affiliate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exercise Price” means the amount for which one Common Share may be purchased upon exercise of this option, as specified in the Grant Notice.

“Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Administrator deems reliable. If Common Shares are no longer traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons.

“Involuntary Termination” means either a (a) Termination Without Cause, or (b) Resignation for Good Reason.
“Independent Director” means an Outside Director who also qualifies as an “independent director” within the meaning of Nasdaq Listing Rule 5605.
“Outside Director” means a member of the Board who is not an Employee.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the grant date of this option shall be considered a Parent commencing as of such date.

“Resignation for Good Reason” means your resignation within 180 days after one of the following conditions initially has come into existence without your express written consent:
A change in your position with the Company that materially reduces your level of authority or responsibility, relative to your authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced authority and responsibilities;
A reduction in your base salary or target bonus by more than 10%; or
A relocation to a facility or a location more than 50 miles from your then-present work location that increases your one-way commute.
A Resignation for Good Reason will not be deemed to have occurred unless (a) you give the Company written notice of the condition within 90 days after the condition initially comes into existence, (b) the Company fails to remedy the condition within 30 days after receiving your written notice, and (c) you terminate employment within 180 days from the date the condition initially comes into existence.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the grant date of this option shall be considered a Subsidiary commencing as of such date.

“Termination Without Cause” means your involuntary discharge by the Company for reasons other than Cause, provided that you are willing and able to continue performing services within the meaning of Treas. Reg. §1.409A-1(n)(1).

By your acceptance of this grant, you agree to all of the
terms and conditions described above.